Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1/A of our report dated September 28, 2012, relating to the consolidated financial statements of Rand Worldwide, Inc., appearing in Rand Worldwide, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2012.

/s/ Stegman & Company

Baltimore, Maryland

October 16, 2012